EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
M~Wave, Inc. and Subsidiaries
Franklin Park, Illinois

We have issued our report dated March 15, 2006, on the consolidated financial statements of M-Wave, Inc. and Subsidiaries which are included in the Annual Report of M~Wave, Inc. and Subsidiaries on Form 10-KSB for the year ended December 31, 2005. We hereby consent to the incorporation by reference of our report in the Registration Statements of M~Wave, Inc. and Subsidiaries on Form S-8 (No. 333-119269 and No. 33-72650) and Form S-3 (File No. 33-98712).

/s/ McGladrey & Pullen, LLP

Schaumburg, Illinois
April 13, 2006